EXHIBIT 10.1
                                  NEWS RELEASE

WaveRider Communications Inc.              All dollar amounts expressed in $U.S.
(OTC BB: WAVC)

        WaveRider Communications Inc. completes $2.0M financing agreement

          - Additional resources to support WaveRider's customer growth and global product and market development strategy --

TORONTO, April 26, 2004 - WaveRider Communications Inc. (OTCBB: WAVC), the leader in non-line-of-sight wireless broadband technology and deployments, today announced it has completed the private placement of (U.S.) $2.125 million of convertible debenture financing. The financing will provide net proceeds of approximately (U.S.) $2.0 million in cash to support WaveRider's customer growth and new product development activities.

"We believe this debenture financing puts WaveRider on a stronger financial footing which will allow us to enhance our customer relationships and increase our customer base," said Bruce Sinclair, Chief Executive Officer, WaveRider Communications Inc. "In addition, this financing will help to support WaveRider's global product and market strategy that includes the development of new products for International markets and the introduction of *WiMAX CertifiedTM products."

In connection with the new financing, WaveRider will issue 2,687,152 Series S warrants, exercisable for 5 years at $0.2076, and reset the conversion price of the convertible debentures that it issued in July 2003 to $0.2175 and the exercise price of its Series R warrants to $0.2076.

The world leader in fixed wireless Non-Line-of-Sight Technology

WaveRider's Last Mile Solution(R) (LMS) is the world's first fixed wireless broadband product to deliver true non-line-of-sight Internet connections in the license-exempt spectrum. WaveRider's LMS is distinguished in the non-line-of-sight category by its user-installed indoor antenna, which enables broadband connections through buildings, tree canopies and other line-of-sight barriers.

*"WiMAX-CertifiedTM" is a registered trademark of the WiMAX Forum.

About WaveRider Communications Inc.

WaveRider Communications Inc. (www.waverider.com) is a leader in broadband wireless deployments and technologies. WaveRider's Last Mile Solution(R) non-line-of-sight 900 MHz networks enable communications providers to establish full-saturation coverage networks and generate a rapid return on their investment. WaveRider is committed to the development of standards-based wireless technologies that support advanced applications and address the needs of both the North American and International markets. WaveRider is traded on the OTC Bulletin Board, under the symbol WAVC.



WaveRider Corporate Communications:                 WaveRider Investor Relations
Carolyn Anderson                          416.502.3265 (investors@waverider.com)
416.502.2978 (canderson@waverider.com)
------------------
Except for the historical statements made herein, this release contains forward-looking statements that involve risks and uncertainties including the risks associated with the effect of changing economic conditions, trends in the development of the Internet as a commercial medium, market acceptance risks, realizing expected revenue, technological development risks, and seasonality. Risk factors also include the company's ability to secure additional financing; the company's ability to commercialize its products; the company's ability to compete successfully in the future against existing or new competitors; the company's ability to protect its intellectual property and the assurance that the rights granted under patents or copyrights that may be issued will provide sufficient protection to its intellectual property rights; the company's success in enhancing existing products and developing new products to keep up with the technological advances in the data communications industry; the continued availability of the license-exempt spectrum which is based on regulation by U.S. and foreign governments; the company's ability to avoid significant product liability exposure; the company's dependence on a limited number of third party manufacturers; the company's ability to execute its business plan and generate an overall profit and other risk factors detailed in the Company's filings with the Securities and Exchange Commission, including the company's annual report on Form 10-K as amended. Due to these factors, actual results could differ materially from those expressed in forward-looking statements by the company.